Exhibit 99.1

FOR IMMEDIATE RELEASE

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES THE APPOINTMENT OF A NEW DIRECTOR
PHOTO CAPTION:  Patrick Campion, Peapack-Gladstone Financial Corporation Board Member

BEDMINSTER, N.J. – June 22, 2023 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) announces the appointment of Patrick Campion to the Board of Directors of the Company and of Peapack-Gladstone Bank, effective June 22, 2023.
Patrick Campion is an innovative financial services executive with more than 20 years of expertise leading US regional and international wealth management businesses at Deutsche Bank, HSBC, and Citi Private Bank, driving both financial and cultural transformations.  Patrick led successful strategies for business growth, sales and performance management, client experience and regulatory compliance.  A visible LGBT executive, Patrick is a long-standing advocate for diversity with a reputation for building healthy workplace cultures of purpose, communication, transparency, and accountability.
“I am happy to welcome Patrick to our board,” commented F. Duffield Meyercord, Chairman of the Board.  “Patrick’s 30 plus years as an executive, leading private banking and wealth management business in New York City and across the Americas, along with his drive to elevate performance and encourage diversity of thought and experience, will help us to elevate our wealth management brand in the metro-NY market and beyond.”
Patrick is a graduate of the University of Connecticut with a Bachelor of Arts in Economics.  He is NACD Directorship CertifiedTM.  He is currently a board member of The Normandy Institute and a former member of various bank boards and executive committees including Deutsche Bank USA, Deutsche Bank Securities, Deutsche Bank Foundation, the University of Connecticut Foundation and Housing Works.
ABOUT THE CORPORATION
Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.5 billion and assets under management and/or administration of $10.4 billion as of March 31, 2023.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that offers a client-centric approach to banking, providing high-quality products along with customized and innovative wealth management, investment banking, commercial and retail solutions.  Peapack Private, the Bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.
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Contact:  Denise M. Pace-Sanders, Senior Vice President, Managing Principal, Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921